Exhibit 10.5

ANAPTYSBIO, INC.

EMPLOYMENT AGREEEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2012 (the “Effective Date”) by and among ANAPTYSBIO, INC. (the “Company”) and Hamza Suria (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITAL

The Company desires to continue to employ Executive and Executive is willing to continue to accept such employment by Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Title. Effective as of the Effective Date, Executive’s position shall be Chief Executive Officer and President of the Company, subject to the terms and conditions set forth in this Agreement. Executive shall also serve as a member of the Company’s Board of Directors (the “Board”) for so long as he continues to serve as Chief Executive Officer. At such time as Executive’s service as Chief Executive Officer terminates, he agrees to immediately resign as a member of the Board.

1.2 Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3 Duties. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Executive Officer and President. Executive shall report to the Board.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Board, or any designated committee thereof. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.5 Location. Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices in San Diego, California, provided, however, that the Company may

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from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.	LOYALTY; NONCOMPETITION; NONSOLICITATION.

2.1 Loyalty. During Executive’s employment with the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.2 Agreement not to participate in Company’s Competitors. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Covenant not to Compete. During Executive’s employment with the Company, and during any post-termination period in which Executive is receiving severance benefits in accordance with Section 4.5 of this Agreement (the “Non-Compete Period”), Executive shall not engage in competition with the Company and/or any of its Affiliates in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, in any phase of the business of developing, manufacturing and marketing of products or services that directly compete with the products or services of the Company, except with the prior written consent of the Board. Executive shall be entitled to request written consent of the Board with respect to potential advisory and/or director opportunities presented to Executive by a third party, which Executive believes in good faith will not interfere or compete with the on-going business of the Company, during the Non-Compete Period.

3.	COMPENSATION OF EXECUTIVE.

3.1 Base Salary. The Company shall pay Executive a base salary at the annualized rate of $285,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic installments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Discretionary Bonus. At the sole discretion of the Board, promptly following each calendar year of employment Executive shall be eligible to receive a discretionary cash bonus of up to 25% of Executive’s then-current base salary (the “Bonus”), based on Executive’s achievement relative to certain performance goals (“Performance Goals”) to be established by the Board in a manner reasonably consistent with the Company’s priorities. The determination of whether Executive has met the Performance Goals for any given year, and if so, the amount of any Bonus that will be paid for such year (if any), shall be determined by the Board in its sole and absolute

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discretion. In order to be eligible to earn or receive any Bonus, Executive must remain employed by the Company through and including the date of payment of such Bonus.

3.3 Stock Options.

3.3.l Time Vesting Option Grant. As soon as practicable following the Effective Date, Executive will be granted an option to purchase up to 1,499,684 shares of the Company’s Common Stock (the “Base Option”) pursuant to the terms of the Company’s 2006 Equity Incentive Plan, as amended from time to time (the “Plan”), which Base Option, together with options to purchase up to 210,457 shares of Common Stock previously granted pursuant to the Plan to Executive, represents a number of shares of Common Stock equal to approximately 2.5% of the fully-diluted capitalization of the Company as of the Effective Date. For purposes of this Section 3.3, “fully-diluted capitalization of the Company” means (1) all issued and outstanding equity securities of the Company , (2) all shares issuable upon the conversion , exercise, or exchange of any outstanding options, warrants, or other convertible or exchangeable securities of the Company and (3) all shares reserved for future issuance pursuant to the Plan. The Base Option shall be subject to vesting such that, subject to Executive’s continued employment with the Company, 1/4 of the shares subject to the Base Option shall vest as of the first anniversary of the Effective Date and 1/48th of the shares subject to the Base Option shall vest in equal monthly installments on the monthly anniversary of the Effective Date of each month for the 36 months thereafter. The exercise price per share of the Base Option will be equal to the fair market value of a single share of Common Stock on the date the Base Option is granted, as determined in good faith by the Board. The Base Option will be governed by the Plan and shall be granted pursuant to a separate stock option grant notice and stock option agreement. For clarity, any and all preferred shares of the Company purchased by Executive, prior to or following the Effective Date, are not included in the aforementioned consideration due to Executive.

3.3.2 Performance Option Grant. In addition to the grant set forth in Section 3.3.1 above, as soon as practicable following the Effective Date, Executive shall be granted an option to purchase up to 684,056 shares of the Company’s Common Stock (the “Performance Option”) pursuant to the terms of the Plan, which represents a number of shares of Common Stock equal to approximately 1% of the fully-diluted capitalization of the Company as of the Effective Date. 100% of the shares subject to the Performance Option shall vest upon the closing, during Executive’s employment, of a Change in Control (as defined in the Plan) that is approved by the Board. The exercise price per share of the Performance Option will be equal to the fair market value of a single share of Common Stock on the date the Performance Option is granted, as determined in good faith by the Board. The Performance Option will be governed by the Plan and shall be granted pursuant to a separate stock option grant notice and stock option agreement.

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3.4 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive. Executive shall keep the Chairman of the Board (or equivalent) appraised of business expenses reimbursed by the Company to the Executive.

3.5 Changes to Compensation. Executive’s compensation will be reviewed annually and may be changed from time to time in the Company’s sole discretion. In particular, the parties agree to consider, as of the first anniversary of the Effective Date, increasing the Severance Payments (as defined under Section 4.5.3) due to Executive under Section 4.5, provided that any such increase shall be at the sole discretion of the Board.

3.6 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.7 Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees.

3.8 Holidays and Vacation. Executive shall be eligible for paid holiday and vacation time in accordance with Company policy as in effect from time to time.

4.	TERMINATION.

4.1 Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive. Any notice of termination given pursuant to this section shall effect termination as of the date of the notice, or as of such other date specified in the notice.

4.1.2 Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

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4.2 Termination by Executive. Executive may terminate his employment with the Company at any time and for any reason, or for no reason, upon thirty (30) days written notice to the Company.

4.3 Termination for Death or Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Disability (as defined in the Plan).

4.4 Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation upon Termination.

4.5.1 Death or Disability. If Executive’s employment is terminated by Death or Disability, the Company shall pay to Executive, or to Executive’s heirs, Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive and/or Executive’s heirs under this Agreement, except as otherwise provided by law.

4.5.2 Termination for Cause. If the Company terminates Executive’s employment for Cause, and then the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.3 Termination by Company without Cause or by Executive for Good Reason Not In Connection with a Change in Control. If the Company terminates Executive’s employment without Cause or if Executive resigns his employment for Good Reason, in either case at any time other than upon the occurrence of, or within the 13 months immediately following, the effective date of a Change in Control, the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company) (the “Release”) within the time period specified therein, but in no event later than 45 days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then (i) Executive shall be entitled to severance in the form of continuation of his base salary, at the base salary rate in effect at the time of termination (the “Severance Payments”), for a period of six months following the termination date (the “Severance Period” ), and (ii) pay directly to the insurance provider the premium for COBRA continuation coverage for Executive and Executive’s family during the Severance Period or until he obtains new employment, whichever comes first (the “COBRA Coverage”). The Severance Payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any Severance Payments otherwise

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Scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.4 Termination by Company Without Cause or by Executive for Good Reason In Connection with a Change in Control. If the Company terminates Executive’s employment without Cause or if Executive resigns his employment for Good Reason, in either case upon the occurrence of, or within the 13 months immediately following, the effective date of a Change in Control, the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed Release within the time period specified therein, but in no event later than 45 days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then Executive shall be entitled to: (1) the Severance Payments and COBRA coverage described in Section 4.5.3 above; and (2) accelerated vesting of any unvested shares subject to the Base Option such that Executive shall become vested in 100% of the shares subject to such Base Option on the effective date of the Release. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Cause. “Cause” shall mean the occurrence of any one or more of the following: (i) Executive’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty Executive owes to the Company; or (iv) Executive’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure, or otherwise remedy to the extent possible under direct control of the Executive, the same. An occurrence of “Cause” as set forth in the preceding sentence shall be based upon a good faith determination by the Board. Executive’s Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be by the Board in its sole and exclusive judgment and discretion.

4.6.2 “Good Reason” shall mean any of the following actions: (i) the assignment to Executive of any duties or responsibilities that results in a material diminution in Executive’s function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a change in Executive’s title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a reduction by the Company in Executive’s annual base salary as in effect on the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred in the event of a

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reduction in Executive’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees; or (iii) a relocation of Executive’s primary business office to a location more than 50 miles from the location of Executive’s primary business office as of the effective date of the Change in Control, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to the effective date of the Change in Control.

4.7 Survival of Certain Sections. Sections 2, 3.4 and 4 through 18 of this Agreement will survive the termination of this Agreement.

4.8 Parachute Payment. If any payment or benefit Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined in accordance with clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting or law firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at

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that time by Executive or the Company) or such other time as requested by Executive or the Company.

4.9 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section l.409A-l (h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections l.409A-l(b)(4), l.409A-l(b)(5) and 1.409A-l (b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, the Release and permits the Release to become effective in accordance with its terms. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of

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the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

4.10 Nondisparagement. Executive agrees not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations , and the Company agrees to direct its employees, officers, directors, shareholders and agents not to disparage Executive in any manner likely to be harmful to Executive reputation or future employment; provided that Company and Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process or as part of a government investigation.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

Executive has already executed, as a condition of Executive’s employment with the Company, the Company’s standard form of Proprietary Information and Inventions Agreement (the “PIIA”). The PIIA remains in full force and effect.

6.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.	NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

10421 Pacific Center Court, Suite 200 San

Diego, CA 92121

Attention: Chairman of the Board

If to Executive:

Hamza Suria

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Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8.	CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

9.	INTEGRATION.

This Agreement, including Exhibit A and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes any and all prior and/or contemporaneous oral and written employment agreements or arrangements between the Parties.

10.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms

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of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.	REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

15.	COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16.	ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to both the substantive and procedural provisions of the Federal Arbitration Act in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing,

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Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18.	ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates below.

ANAPTYSBIO, INC.

By:	/s/ Carol B. Gallagher
Its:	Executive Chair
Dated:	1/6/12

EXECUTIVE:

/s/ Hamza Suria
HAMZA SURIA

Dated: 01/06/2012

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement effective January 1, 2012, to which this form is attached, I, Hamza Suria, hereby furnish ANAPTYSBIO, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to the charter or bylaws of the Company or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising from the breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction, including New York, of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) if I am age 40 or older at the time of execution of this release, I have 21 days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); and (d) if I am age 40 or older at the time of execution of this release, I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver and this Release and Waiver shall not be effective until the seven day revocation period has expired without my having previously revoked this Release and Waiver.

I agree not to disparage the Company and its officers, directors, employees, shareholders and/or agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Hamza Suria

ANAPTYSBIO, INC.

AMENDMENT NO.1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of October 9, 2012, by and between ANAPTYSBIO, INC. (the “Company”) and Hamza Suria (“Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Amended and Restated Employment Agreement, dated June 27, 2012 and effective as of January 1, 2012, by and between the Company and Executive (the “Agreement”).

RECITALS

WHEREAS, Section 10 of the Agreement provides that the Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company; and

WHEREAS, Executive and the Company desire to amend the Agreement as set forth herein.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. AMENDMENT OF SECTION 4.5.3. Section 4.5.3 of the Agreement is hereby amended by striking the reference to “six months” preceding the definition of “Severance Period” and replacing it with “12 months”.

2. MISCELLANEOUS

2.1 This Amendment shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

2.2 Except as set forth herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

2.3 This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be as effective as original signatures.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

ANAPTYSBIO, INC.

By:	/s/ Carol B. Gallagher
Its:	Executive Chair

EXECUTIVE:

/s/ Hamza Suria
HAMZA SURIA

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

ANAPTYSBIO, INC.

AMENDMENT NO. 2

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 to Amended and Restated Employment Agreement (this “Amendment”) is entered into as of September 16th, 2014, by and between AnaptysBio, Inc., a Delaware corporation (the “Company”), and Hamza Suria (the “Executive”) and amends that certain Amended and Restated Employment Agreement dated as of June 27, 2012 and amended by that certain Amendment No. 1 to Amended and Restated Employment Agreement dated as of October 9, 2012, by and between the Company and the Executive (as amended, the “Employment Agreement”).

WHEREAS, pursuant to the Employment Agreement, the Executive is entitled to a bonus payment calculated based upon the Executive’s achievement of certain objectives as determined from time-to-time by the Company’s Board of Directors (the “Performance Option”);

WHEREAS, the Company and the Executive hereby wish to amend the Employment Agreement to provide for vesting acceleration of the Performance Option upon an initial public offering; and

WHEREAS, Section 10 of the Employment Agreement provides that the Employment Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned consent to this Amendment as follows:

1.	AMENDMENT OF AGREEMENT.

1.1 Amendment of Section 3.3.2. Section 3.3.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“3.3.2 Performance Option Grant. In addition to the grant set forth in Section 3.3.1 above, as soon as practicable following the Effective Date, Executive shall be granted an option to purchase up to 684,056 shares of the Company’s Common Stock (the “Performance Option”) pursuant to the terms of the Plan, which represents a number of shares of Common Stock equal to approximately 1% of the fully-diluted capitalization of the Company as of the Effective Date. 100% of the shares subject to the Performance Option shall vest upon the closing, during Executive’s employment, of a Change in Control (as defined in the Plan) that is approved by the Board or a Qualified IPO (as defined in the Company’s current Amended and Restated Certificate of Incorporation). The exercise price per share of the Performance Option will be equal to the fair market value of a single share of Common Stock on the date the Performance Option is granted, as determined in good faith by the Board. The Performance Option will be governed by the Plan and shall be granted pursuant to a separate stock option grant notice and stock option agreement.”

2.	MISCELLANEOUS.

2.1 The terms and provisions of the Employment Agreement shall remain in full force and effect except as specifically modified by this Amendment. On and after the date hereof, each reference in the Employment Agreement to “this Agreement”, “hereof,” “herein,” “hereto,” “herewith,” “hereunder”

1

and any other words of similar import shall, unless otherwise stated, be construed to refer to the Employment Agreement as amended by this Amendment.

2.2 This Amendment may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, all of which shall be considered one and the same agreement.

2.3 This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties to the Employment Agreement, as amended hereby, will be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

2.4 This Amendment, together with the Employment Agreement, as amended, and all exhibits hereto and thereto represent the entire agreement of the parties with respect to the subject matter herein.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

ANAPTYSBIO, INC.

By:	/s/ Carol G. Gallagher
Name:	Carol G. Gallagher
Its:	Chairman

[Signature Page to Amendment No. 2 to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

EXECUTIVE:

/s/ Hamza Suria
Hamza Suria

[Signature Page to Amendment No. 2 to Employment Agreement]